SCHEDULE 14A INFORMATION

                    PROXY STATEMENT PURSUANT TO SECTION 14(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                          Filed by the Registrant / X /

                Filed by a party other than the Registrant   / /

Check the appropriate box:

/ /   Preliminary Proxy Statement

/ /     Confidential, for Use of the Commission Only (as permitted by Rule
          14a-6(e) (2))

/x/     Definitive Proxy Statement

/ /     Definitive Additional Materials

/ /     Soliciting Material Pursuant to Sec. 240.14a-11(c) or Sec. 240.14a-12


                           PUTNAM PREMIER INCOME TRUST

                (Name of Registrant as Specified In Its Charter)

                   (Name of Person(s) Filing Proxy Statement,
                            if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

/ X /    No fee required

/ /      Fee computed on table below per Exchange Act Rule 14a 6(i)(1) and 0-11

         (1) Title of each class of securities to which transaction applies:

         (2) Aggregate number of securities to which transaction applies:

         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

         (4) Proposed maximum aggregate value of transaction:

         (5) Total fee paid:

/ /      Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         (1) Amount Previously Paid:

         (2) Form, Schedule or Registration Statement No.:

         (3) Filing Party:

         (4) Date Filed:

IMPORTANT INFORMATION
FOR SHAREHOLDERS IN
PUTNAM PREMIER INCOME TRUST


          The document you hold in your hands contains your proxy statement and proxy card. A proxy card is, in essence, a ballot. When you vote your proxy, it tells us how to vote on your behalf on important issues relating to your fund. If you complete and sign the proxy, we'll vote it exactly as you tell us. If you simply sign the proxy, we'll vote it in accordance with the Trustees' recommendations on page 4.

          We urge you to spend a couple of minutes with the proxy statement, and either fill out your proxy card and return it to us via the mail, or record your voting instructions via the Internet. When shareholders don't return their proxies in sufficient numbers, we have to incur the expense of follow-up solicitations, which can cost your fund money.

          We want to know how you would like to vote and welcome your comments. Please take a few moments with these materials and return your proxy to us.


                                 [scales logo]

Table of contents

A Message from the Chairman................................................ 1

Notice of Shareholder Meeting.............................................. 3

Trustees' Recommendations.................................................. 4

Proxy card enclosed

















If you have any questions, please contact
us at the special toll-free number we have
set up for you (1-800-225-1581)
or call your financial advisor.
-----------------------------------------------

A Message from the Chairman

Dear Shareholder:


[Photo of John A. Hill]


I am writing to you to ask for your vote on important questions that affect your investment in your fund. While you are, of course, welcome to join us at your fund's meeting, most shareholders cast their vote by either filling out and signing the enclosed proxy card or by voting via the Internet. Instructions are listed at the top of your proxy card. We are asking for your vote on the following matters: (1) fixing the number of Trustees and electing your fund's Trustees; and (2) converting your fund from a closed-end fund to an open-end fund.

Your Trustees unanimously recommend that shareholders vote "For" the first proposal. On the second proposal, whether to convert Putnam Premier Income Trust to an open-end fund, the Trustees, including the Trustees who are not affiliated with the fund's manager, unanimously recommend that shareholders vote "Against" the conversion. The second proposal is on the agenda as a result of provisions in your fund's governing legal documents that require that shareholders be given the opportunity to consider a conversion in the event the fund's shares trade at a discount from net asset value greater than 10% over a specified period of time.

The Trustees believe that remaining a closed-end fund provides significant investment benefits that are not available to open-end funds. In general, if the fund remains a closed-end fund, the portfolio manager can continue to manage the fund with a steadier, longer term perspective without the short-term pressures from sales and redemptions of fund shares typically experienced by open-end funds. Under some circumstances this flexibility can allow a closed-end fund to out-perform an open-end fund with a similar investment strategy. In addition, a conversion to open-end status is likely to result in a lower yield because of increased fund expenses. This result would be inconsistent with the fund's investment objective of seeking high current income consistent with preservation of capital.

Despite the advantages of maintaining your fund's closed-end status, you would receive a short-term benefit if the fund were converted to open-end status. As of March 23, 2001, shares of your fund were trading at a 3.16% discount to their net asset value. Upon conversion of the fund, your shares would be redeemable at their net asset value with no discount, subject to the imposition by the Trustees of a redemption fee payable to the fund. Of course the size of the discount fluctuates and may be greater or lesser than 3.16% at the time any conversion goes into effect. While it may appear that your shares of the fund would increase in value by 3% upon conversion, transaction costs involved with selling a portion of your fund's portfolio would reduce this gain.


The Trustees do not believe that the current level of discounts justifies the fundamental changes that would result from conversion, and are therefore recommending that you vote against the conversion.

Although we would like very much to have each shareholder attend his or her fund's meeting, we realize this is not possible. Whether or not you plan to be present, we need your vote. We urge you to vote on the Internet or complete, sign, and return the enclosed proxy card promptly. A postage-paid envelope is enclosed.

I'm sure that you, like most people, lead a busy life and are tempted to put this proxy aside for another day. Please don't. When shareholders do not return their proxies, their fund may have to incur the expense of follow-up solicitations. All shareholders benefit from the speedy return of proxies.

Your vote is important to us. We appreciate the time and consideration that I am sure you will give this important matter. If you have questions about the proposals, contact your financial advisor or call a Putnam customer service representative at 1-800-225-1581.
                                         Sincerely yours,


                                         [Signature of John A. Hill]

                                         John A. Hill, Chairman

PUTNAM PREMIER INCOME TRUST

Notice of Annual Meeting of Shareholders


> This is the formal agenda for your fund's shareholder meeting. It tells you what matters will be voted on and the time and place of the meeting, if you can attend in person.


     To the Shareholders of Putnam Premier Income Trust:

     The Annual Meeting of Shareholders of your fund will be held on June 14, 2001 at 2:00 p.m., Boston time, on the eighth floor of One Post Office Square, Boston, Massachusetts, to consider the following:

1.   Fixing the number of Trustees and electing Trustees. See page 6.

2. Approving or disapproving the conversion of your fund from closed-end to open-end status and authorization of related amendments to your fund's Agreement and Declaration of Trust. See page 21.


     By the Trustees
     John A. Hill, Chairman
     George Putnam, III, President


Jameson A. Baxter     John H. Mullin, III
Hans H. Estin         Robert E. Patterson
Ronald J. Jackson     A.J.C. Smith
Paul L. Joskow        W. Thomas Stephens
Elizabeth T. Kennan   W. Nicholas Thorndike
Lawrence J. Lasser

     WE URGE YOU TO MARK, SIGN, DATE, AND MAIL THE ENCLOSED PROXY IN THE POSTAGE-PAID ENVELOPE PROVIDED OR RECORD YOUR VOTING INSTRUCTIONS VIA THE INTERNET SO YOU WILL BE REPRESENTED AT THE MEETING.


     April 13, 2001

Proxy Statement

> This document will give you the information you need to vote on the matters listed on the previous page. Much of the information in the proxy statement is required under rules of the Securities and Exchange Commission ("SEC"); some of it is technical. If there is anything you don't understand, please contact us at our special toll-free number, 1-800-225-1581 or call your financial advisor.


>    Who is asking for your vote?

     The enclosed proxy is solicited by the Trustees of Putnam Premier Income Trust for use at the Annual Meeting of Shareholders of the fund to be held on June 14, 2001, and, if your fund's meeting is adjourned, at any later meetings, for the purposes stated in the Notice of Annual Meeting (see previous page). The Notice of Meeting, the proxy and the Proxy Statement are being mailed on or about April 16, 2001.


> How do your fund's Trustees recommend that shareholders vote on these proposals?

     The Trustees recommend that you vote

1. For fixing the number of Trustees as proposed and the election of all nominees; and

2. Against converting your fund from closed-end to open-end status and authorizing certain related amendments to your fund's Agreement and Declaration of Trust.

>    Who is eligible to vote?

     Shareholders of record at the close of business on March 23, 2001 are entitled to be present and to vote at the meeting or any adjourned meeting.

     Each share is entitled to one vote. Shares represented by duly executed proxies will be voted in accordance with your instructions. If you sign the proxy, but don't fill in a vote, your shares will be voted in accordance with the Trustees' recommendations. If any other business is brought before your fund's meeting, your shares will be voted at the Trustees' discretion.

The Proposals


I.   ELECTION OF TRUSTEES

>    Who are the nominees for Trustees?

     The Board Policy and Nominating Committee of the Trustees of your fund makes recommendations concerning the Trustees of that fund. The Board Policy and Nominating Committee consists solely of Trustees who are not "interested persons" (as defined in the Investment Company Act of 1940) of your fund or of Putnam Investment Management, LLC, your fund's investment manager ("Putnam Management").

     The Board Policy and Nominating Committee of the Trustees of your fund has fixed the number of Trustees at twelve and recommends that you vote for the election of the nominees described below. Each nominee is currently a Trustee of your fund and of the other Putnam funds.


>    Jameson Adkins Baxter


[Photo of Jameson Adkins Baxter]

     Ms. Baxter, born September 6, 1943, is the President of Baxter Associates, Inc., a management consulting and private investment firm that she founded in 1986. During that time, she was also a Vice President and Principal of the Regency Group, Inc. and a Consultant to First Boston Corporation, both of which are investment banking firms. From 1965 to 1986, Ms. Baxter held various positions in investment banking and corporate finance at First Boston.

     Ms. Baxter currently also serves as a Director of Banta Corporation, Ryerson Tull and ASHTA Chemicals, Inc. She is also the Chairman Emeritus of the Board of Trustees of Mount Holyoke College, having previously served as Chairman for five years and as a Board member for thirteen years; an Honorary Trustee and past President of the Board of Trustees of the Emma Willard School; Member of the Board of Governors of Good Shepherd Hospital; and Chair of the

Nominees for Trustees

     National Center for Non-profit Boards. Ms. Baxter is a graduate of Mount Holyoke College.


>    John A. Hill


[Photo of John A. Hill]


     Mr. Hill, born January 31 1942, is Chairman of the Trustees. He is the Vice-Chairman and Managing Director of First Reserve Corporation, a registered investment advisor investing in companies in the world-wide energy industry on behalf of institutional investors.


     Prior to acquiring First Reserve in 1983, Mr. Hill held executive positions with several investment advisory firms and held various positions with the Federal government, including Associate Director of the Office of Management and Budget and Deputy Administrator of the Federal Energy Administration.

     Mr. Hill currently also serves as a Director of Devon Energy Corporation, an exploration and production company, TransMontaingne Oil Company, a refined oil product pipeline and distribution company, St. Lukes-Roosevelt, a New York City hospital, and various private companies controlled by First Reserve Corporation. He is also a Member of the Board of Advisors of Fund Directions. He is currently active in various business associations, including the Economic Club of New York, and lectures on energy issues in the United States and Europe. Mr. Hill is a graduate of Southern Methodist University.


>    Ronald J. Jackson


[Photo of Ronald J. Jackson]


Mr. Jackson, born December 17, 1943, retired as Chairman of the Board, President and Chief Executive Officer of Fisher-Price, Inc., a major toy manufacturer, in 1993, a position which he held since 1990. He previously served as President and Chief Executive Officer of Stride-Rite, Inc., a

Nominees for Trustees

     manufacturer and distributor of footwear, from 1989 to 1990, and as President and Chief Executive Officer of Kenner Parker Toys, Inc., a major toy and game manufacturer, from 1985 to 1987. Prior to that, he held various financial and marketing positions at General Mills, Inc. from 1966 to 1985, including Vice President, Controller and Vice President of Marketing for Parker Brothers, a toy and game company, and President of Talbots, a retailer and direct marketer of women's apparel. Mr. Jackson is a graduate of Michigan State University Business School.


>    Paul L. Joskow*


[Photo of Paul L. Joskow]


     Dr. Joskow, born June 30, 1947, is Elizabeth and James Killian Professor of Economics and Director of the Center for Energy and Environmental Policy Research at the Massachusetts Institute of Technology. He has published five books and numerous articles on topics in industrial organization, government regulation of industry, and competition policy. Dr. Joskow currently serves as a Director of the National Grid Group, a UK-based holding company with interests in electric power and telecommunications networks, State Farm Indemnity Company, an automobile insurance company, and the Whitehead Institute for Biomedical Research, a non-profit research institution. He has been President of the Yale University Council since 1993.

     Dr. Joskow is active on industry restructuring, environmental, energy, competition, and privatization policies and has served as an advisor to governments and corporations around the world.

     Dr. Joskow is a graduate of Cornell University and Yale University. He is a Fellow of the Econometric Society and the American Academy of Arts and Sciences.

Nominees for Trustees


>    Elizabeth T. Kennan


[Photo of Elizabeth T. Kennan]


     Dr. Kennan, born February 25, 1938, is President Emeritus of Mount Holyoke College. From 1978 through June 1995, she was President of Mount Holyoke College. From 1966 to 1978, she was on the faculty of Catholic University, where she taught history, published numerous articles, and directed the post-doctoral programs in Patristic and Medieval Studies. Dr. Kennan currently also serves as a director of Northeast Utilities, Talbots and Cambus-Kenneth Bloodstock, a corporation involved in thoroughbred horse breeding and farming. She is a member of The Folger Shakespeare Library Committee and a trustee of Franklin Pierce College.

     Dr. Kennan previously served as a director of Bell Atlantic Corporation, Chastain Real Estate and Kentucky Home Life Insurance. Active in various educational and civic associations, Dr. Kennan is a graduate of Mount Holyoke College, the University of Washington, and St. Hilda's College, Oxford University. She holds several honorary doctorates.


>    Lawrence J. Lasser*


[Photo of Lawrence J. Lasser]


     Mr. Lasser, born November 1, 1942, is a Vice President of your fund and each of the other Putnam funds. He has been the President, Chief Executive Officer and a Director of Putnam Investments, LLC and Putnam Management since 1985, having begun his career there in 1969.

     Mr. Lasser currently also serves as a Director of Marsh & McLennan Companies, Inc., the parent company of Putnam Management. He is a Member of the Board of Directors of the United Way of Massachusetts Bay, a Member of the Board of Governors of the Investment Company Institute, a Trustee of the Museum of Fine Arts, Boston, a Trustee and Member of the Finance and Executive Committees of the Beth Israel

Nominees for Trustees


     Deaconess Medical Center, Boston and a Member of the CareGroup Board of Managers Investment Committee, the Council on Foreign Relations, and the Commercial Club of Boston. Mr. Lasser is a graduate of Antioch College and Harvard Business School.


>    John H. Mullin, III

[Photo of John H. Mullin, III]

     Mr. Mullin, born June 15, 1941, is Chairman and CEO of Ridgeway Farm, a limited liability company engaged in timber activities and farming. Prior to establishing Ridgeway Farm in 1989, Mr. Mullin was a Managing Director of Dillon, Read & Co. Inc., an investment banking firm.

     Mr. Mullin currently serves as a Director of Graphic Packaging International Corp., a company engaged in the manufacture of packaging products, Alex. Brown Realty, Inc., a real estate investment company, Progress Energy, Inc., a public utility company, and The Liberty Corporation, a company engaged in the broadcasting industry. Mr. Mullin previously served as a Director of Dillon, Read & Co. Inc., Adolph Coors Company, Crystal Brands, Inc., Fisher-Price, Inc., Mattel, Inc. and The Ryland Group, Inc. Mr. Mullin is a Trustee Emeritus of Washington & Lee University where he served as Chairman of the Investment Committee. Mr. Mullin is a graduate of Washington & Lee University and The Wharton Graduate School at the University of Pennsylvania.


>    Robert E. Patterson

[Photo of Robert E. Patterson]

     Mr. Patterson, born March 15, 1945, is the President and a Trustee of Cabot Industrial Trust, a publicly traded real estate investment trust. Prior to February, 1998 he was Executive Vice President and Director of Acquisitions of Cabot Partners Limited Partnership, a registered investment advisor which managed real estate investments for institutional

Nominees for Trustees


     investors. Prior to 1990, he was the Executive Vice President of Cabot, Cabot & Forbes Realty Advisors, Inc., the predecessor company of Cabot Partners. Prior to that, he was a Senior Vice President of the Beal Companies, a real estate management, investment and development company. He has also worked as an attorney and held various positions in state government, including the founding Executive Director of the Massachusetts Industrial Finance Agency.

     Mr. Patterson currently also serves as Chairman of the Joslin Diabetes Center, a Trustee of SEA Education Association and a Director of Brandywine Trust Company. Mr. Patterson is a graduate of Harvard College and Harvard Law School.


>    George Putnam, III*


[Photo of George Putnam, III]

     Mr. Putnam, born August 10, 1951, is the President of your Fund and each of the other Putnam Funds. He is also President of New Generation Research, Inc., a publisher of financial advisory and other research services relating to bankrupt and distressed companies, and New Generation Advisers, Inc., a registered investment advisor which provides advice to private funds specializing in investments in such companies. Prior to founding New Generation in 1985, Mr. Putnam was an attorney with the Philadelphia law firm Dechert Price & Rhoads.

     Mr. Putnam currently also serves as a Director of The Boston Family Office, L.L.C., a registered investment advisor that provides financial advice to individuals and families. He is also a Trustee of the SEA Education Association and St. Mark's School. Mr. Putnam is a graduate of Harvard College, Harvard Business School and Harvard Law School.

Nominees for Trustees

>    A.J.C. Smith*

[Photo of A.J.C. Smith]

     Mr. Smith, born April 13, 1934, is a Director of Marsh & McLennan Companies, Inc. From May 1992 to November 1999, he served as the company's Chairman and Chief Executive Officer and from November 1999 to May 2000, he served as Chairman. He has been employed by Marsh & McLennan and related companies in various capacities since 1961. Mr. Smith is a Director of the Trident Corp.; a Trustee of the Carnegie Hall Society, the Central Park Conservancy, the Educational Broadcasting Corporation, the Economic Club of New York, and the U.S. Chamber of Commerce; a Member of the Board of Overseers of the Joan and Sanford I. Weill Graduate School of Medical Sciences of Cornell University; and a Founder of the Museum of Scotland Society. He was educated in Scotland and is a Fellow of the Faculty of Actuaries in Edinburgh, a Fellow of the Canadian Institute of Actuaries, a Fellow of the Conference of Actuaries, an Associate of the Society of Actuaries, a Member of the American Academy of Actuaries, the International Actuarial Association and the International Association of Consulting Actuaries.


>    W. Thomas Stephens

[Photo of W. Thomas Stephens]

     Mr. Stephens, born September 2, 1942, was, until 1999, the President and Chief Executive Officer of MacMillan Bloedel Limited, a forest products and building materials company. In 1996, Mr. Stephens retired as Chairman of the Board of Directors, President and Chief Executive Officer of Johns Manville Corporation.

     Mr. Stephens serves as Chairman of Mail-Well, a printing and envelope company, a Director for Qwest Communications, a communications company, Xeel, a public utility company,

Nominees for Trustees


     TransCanada Pipelines, and Norske Skog Canada, a paper manufacturer. Mr. Stephens has B.S. and M.S. degrees from the University of Arkansas.


>    W. Nicholas Thorndike

[Photo of W. Nicholas Thorndike]


     Mr. Thorndike, born March 28, 1933, serves as a Director of various corporations and charitable organizations, including Providence Journal Co., a newspaper publisher, and Courier Corporation, a book binding and printing company. He is also a Trustee of Cabot Industrial Trust and Northeastern University, a member of the Advisory Board of National Grid USA, an electric company, and an Honorary Trustee of Massachusetts General Hospital, where he previously served as chairman and president. Prior to December 1988, Mr. Thorndike was the Chairman of the Board and Managing Partner of Wellington Management Company/Thorndike, Doran, Paine & Lewis, a registered investment advisor that manages mutual funds and institutional assets. He also previously served as a Trustee of the Wellington Group of Funds (now The Vanguard Group) and was the Chairman and a Director of Ivest Fund, Inc. Mr. Thorndike is a graduate of Harvard College.


     --------------------
    *Nominees who are or may be deemed to be "interested persons" (as defined in the Investment Company Act of 1940) of your fund, Putnam Management, and Putnam Retail Management, L.P. ("Putnam Retail Management"), the principal underwriter for all the open-end Putnam funds and an affiliate of Putnam Management. Messrs. Lasser, Putnam III and Smith are deemed "interested persons" by virtue of their positions as officers or affiliates of your fund, or directors of Putnam Management, Putnam Retail Management, or Marsh & McLennan Companies, Inc., the parent company of Putnam Management and Putnam Retail Management.


     Mr. Joskow is not currently an "interested person" but could be deemed by the Securities and Exchange Commission to be an "interested person" on account of his prior consulting relationship with National Economic Research Associates, Inc., a wholly-owned

Nominees for Trustees

     subsidiary of Marsh & McLennan Companies, Inc., which was terminated as of August 31, 1998. The ability of the Securities and Exchange Commission to deem Mr. Joskow an "interested person" based on that prior consulting relationship will cease at the end of the fund's current fiscal year on July 31, 2001.

     The balance of the nominees are not "interested persons."
     --------------------

     Except as indicated above, the principal occupations and business experience of the nominees for the last five years have been with the employers indicated, although in some cases they have held different positions with those employers.


     All the nominees were elected by the shareholders in June, 2000. The 12 nominees for election as Trustees at the shareholder meeting of your fund who receive the greatest number of votes will be elected as Trustees of your fund. The Trustees serve until their successors are elected and qualified. Each of the nominees has agreed to serve as a Trustee if elected. If any of the nominees is unavailable for election at the time of the meeting, which is not anticipated, the Trustees may vote for other nominees at their discretion, or the Trustees may fix the number of Trustees at less than 12 for your fund.

     The address for each of the current Trustees and each of the nominees is One Post Office Square, Boston, Massachusetts 02109.


>    What are the Trustees' responsibilities?

     Your fund's Trustees are responsible for the general oversight of your fund's affairs and for assuring that your fund is managed in the best interests of its shareholders. The Trustees regularly review your fund's investment performance as well as the quality of other services provided to your fund and its shareholders by Putnam Management and its affiliates, including administration, custody, and shareholder servicing. At least annually, the Trustees review and evaluate the fees and operating expenses paid by your fund for these services and negotiate changes that they deem appropirate. In carrying out these responsibilities, the Trustees are assisted by an independent administrative staff and by your fund's auditors, counsel and other experts as appropriate, selected by and responsible to the Trustees.

     Your fund's Trustees have determined that the efficient conduct of your fund's affairs makes it desirable to delegate responsibility for certain specific matters to committees of the board. Certain committees (the Executive Committee, Distributions Committee and Audit Committee) are authorized to act for the Trustees as specified in their charters. The other committees review and evaluate matters specified in their charters and make recommendations to the Trustees as they deem appropriate. Each committee may utilize the resources of your fund's independent staff, counsel and auditors as well as other experts. The committees meet as often as necessary, either in conjunction with regular meetings of the Trustees or otherwise. The membership and chairman of each committee are appointed by the Trustees upon recommendation of the Board Policy and Nominating Committee.

     The Investment Company Act of 1940 requires that your fund have a minimum proportion of trustees who are not affiliated in any way with your fund's investment manager, principal underwriter from time to time or any broker-dealer. These independent trustees must vote separately to approve all financial arrangements and other agreements with your fund's investment manager and other affiliated parties. The role of independent trustees has been characterized as that of a "watchdog" charged with oversight to protect shareholders' interests against overreaching and abuse by those who are in a position to control or influence a fund. The Trustees of your fund believe that independent trustees should represent at least two-thirds of the members of the board. Your fund's independent trustees meet regularly as a group in executive session.

>    How large a stake do the Trustees have in the Putnam family of funds?

     The Trustees believe each Trustee should have a significant investment in the Putnam funds. This table shows the value of their holdings in the Putnam funds.



Each Trustee            over $100,000
Trustees as a group     over $27,000,000

     The Trustees allocate their investments among more than 120 Putnam funds based on their own investment needs. The table below shows each Trustee's current investment in your fund.

                          Year first elected as     Putnam Premier
                          Trustee of the            Income Trust
Trustees                  Putnam funds              (# of shares)(1)
---------------------------------------------------------------------
Jameson A. Baxter         1994                             134
Hans H. Estin             1972                             296
John A. Hill              1985                             100
Ronald J. Jackson         1996                             200(2)
Paul L. Joskow            1997                             100
Elizabeth T. Kennan       1992                             178(3)
Lawrence J. Lasser        1992                             100
John H. Mullin, III       1997                             100
Robert E. Patterson       1984                             500
George Putnam, III        1984                             500
A.J.C. Smith              1986                             200(2)
W. Thomas Stephens        1997                             100
W. Nicholas Thorndike     1992                             226
---------------------------------------------------------------------

(1) Except as otherwise noted, each Trustee has sole voting power and sole investment power with respect to his or her shares of your fund.
(2) Includes shares over which the Trustee has shared investment and shared voting power.
(3) Includes shares held in a trust over which the Trustee has investment and voting power.


     The Trustees' ownership is based on beneficial ownership as of February 28, 2001. The value of shares owned by the Trustees has been determined as of that same date.

     The Trustees and officers of your fund owned a total of 2,734 shares of the fund as of that date, comprising less than 1% of the outstanding shares of the fund.

> What are some of the ways in which the Trustees represent shareholder interests?

     The Trustees believe that, as substantial investors in the Putnam funds, their interests are closely aligned with those of individual shareholders. Among other ways, the Trustees seek to represent shareholder interests:

     o by carefully reviewing your fund's investment performance on an individual basis with your fund's managers;

     o by also carefully reviewing the quality of the various other services provided to the funds and their shareholders by Putnam Management and its affiliates;

     o by discussing with senior management of Putnam Management steps being taken to address any performance deficiencies;

     o by conducting an in-depth review of the fees paid by each fund and by negotiating with Putnam Management to ensure that such fees remain reasonable and competitive with those of other mutual funds, while at the same time providing Putnam Management sufficient resources to continue to provide high quality services in the future;

     o by reviewing brokerage costs and fees, allocations among brokers, soft dollar expenditures and similar expenses of each fund;

     o by monitoring potential conflicts between the funds and Putnam Management and its affiliates to ensure that the funds continue to be managed in the best interests of their shareholders; and

     o by also monitoring potential conflicts among funds to ensure that shareholders continue to realize the benefits of participation in a large and diverse family of funds.

>    How often do the Trustees meet?

     The Trustees meet each month (except August) over a two-day period to review the operations of your fund and of the other Putnam funds. A portion of these meetings is devoted to meetings of various committees of the board which focus on particular matters. These currently include: the Contract Committee, which reviews all the contractual arrangements with Putnam Management and its affiliates; the Communication, Service and Marketing Committee, which reviews the quality of services provided by your fund's investor servicing agent and custodian; the Brokerage and Custody Committee, which reviews matters relating to custody of securities, best execution, brokerage costs and allocations and new investment techniques; the Audit Committee, which reviews procedures for the valuation of securities, the fund's accounting policies and the adequacy of internal controls and supervises the engagement of the fund's auditors; the Board Policy and Nominating Committee, which reviews the compensation of the Trustees and their administrative staff, reviews the conduct of the fund's legal affairs, evaluates and recommends candidates for election as Trustees and recommends the appointment of members and chairs each board committee; the Distributions and Closed-End Funds Committee, which is responsible for reviewing special issues applicable to closed-end funds; and the Pricing Committee, which reviews procedures for the valuation of securities.

     Each Trustee generally attends at least two formal committee meetings during each regular meeting of the Trustees. During 2000, the average Trustee participated in approximately 40 committee and board meetings. In addition, the Trustees meet in small groups with Chief Investment Officers and Portfolio Managers to review recent performance and the current investment climate for selected funds. These meetings ensure that each fund's performance is reviewed in detail at least twice a year. The Contract Committee typically meets on several additional occasions during the year to carry out its responsibilities. Other committees, including an Executive Committee, may also meet on special occasions as the need arises.


>    What are the Trustees paid for their services?

     Each Trustee of your fund receives a fee for his or her services. Each Trustee also receives fees for serving as Trustee of the other Putnam funds. The Trustees periodically review their fees to assure that such fees continue to be appropriate in light of their responsibilities as well as in relation to fees paid to trustees of other mutual fund complexes. The Board Policy and Nominating Committee, which consists solely of Trustees not affiliated with Putnam Management, estimates that Committee and Trustee meeting time, together with the appropriate preparation, requires the equivalent of at least three business days per Trustee meeting. The following table shows the fees paid to each Trustee by your fund for its most recent fiscal year and the fees paid to each Trustee by all of the Putnam funds during calendar year 2000:

PUTNAM PREMIER INCOME TRUST

Compensation Table



                                                           Estimated
                                              Pension or   annual
                                              retirement   benefits
                                              benefits     from all
                               Aggregate      accrued      Putnam          Total
                               compensation   as part      funds           compensation
                               from the       of fund      upon            from all
Trustee/Year                   fund(1)        expenses     retirement(2)   Putnam funds(3)
-------------------------------------------------------------------------------------------
Jameson A. Baxter/1994(4)       $1,722         $338        $100,000            $200,000
Hans H. Estin/1972               1,726          767         100,000             200,500
John A. Hill/1985(4)(5)(8)       1,949          387         200,000             269,000
Ronald J. Jackson/1996(4)        1,722          457         100,000             200,000
Paul L. Joskow/1997(4)           1,722          180         100,000             200,000
Elizabeth T. Kennan/1992         1,718          501         100,000             199,500
Lawrence J. Lasser/1992(7)         950          382          92,500             107,000
John H. Mullin, III/1997(4)      1,714          270         100,000             199,000
Robert E. Patterson/1984         1,722          261         100,000             200,000
William F. Pounds/1971(5)(6)     1,019          881         111,000             127,000
George Putnam/1957(6)              950          754          91,834             107,000
George Putnam, III/1984(8)       1,809          177         150,000             225,000
A.J.C. Smith/1986(7)               941          558          91,833             106,000
W. Thomas Stephens/1997(4)       1,709          252         100,000             198,500
W. Nicholas Thorndike/1992       1,696          702         100,000             197,000
---------------------------------------------------------------------------------------


(1) Includes an annual retainer and an attendance fee for each meeting attended.

(2) Assumes that each Trustee retires at the normal retirement date. For Trustees who are not within three years of retirement, estimated benefits for each Trustee are based on Trustee fee rates in effect during calendar 2000.

(3)  As of December 31, 2000, there were 124 funds in the Putnam family.

(4) Includes compensation deferred pursuant to a Trustee Compensation Deferral Plan. The total amounts of deferred compensation payable by the fund to Mr. Hill, Mr. Jackson, Mr. Joskow, Mr. Mullin, and Mr. Stephens as of July 31, 2000 were $17,311, $7,320, $1,327, $5,651 and $3,434, respectively, including income earned on such amounts.

(5)  Includes additional compensation for services through June 30, 2000.

(6) Reflects retirement from the Board of Trustees of the Putnam funds on June 30, 2000.

(7) Commencing July 1, 2000, Marsh & McLennan Companies, Inc., compensates Mr. Lasser and Mr. Smith for their services as Trustees. The estimated annual retirement benefits and related fund expenses shown in this table for Messrs. Lasser and Smith reflect benefits earned under the Funds' retirement plan prior to that date.

(8)  Includes additional compensation for services commencing July 1, 2000.

     Under a Retirement Plan for Trustees of the Putnam funds (the "Plan"), each Trustee who retires with at least five years of service as a Trustee of the funds is entitled to receive an annual retirement benefit equal to one-half of the average annual compensation paid to such Trustee by the funds for the last three years of service prior to retirement. This retirement benefit is payable during a Trustee's lifetime, beginning the year following retirement, for a number of years equal to such Trustee's years of service compensated by the funds. A death benefit is also available under the Plan which assures that the Trustee and his or her beneficiaries will receive benefit payments for the lesser of an aggregate period of (i) ten years or (ii) such Trustee's total years of service.

     The Plan Administrator (a committee comprised of Trustees that are not "interested persons" of the fund, as defined in the Investment Company Act of 1940) may terminate or amend the Plan at any time, but no termination or amendment will result in a reduction in the amount of benefits (i) currently being paid to a Trustee at the time of such termination or amendment, or (ii) to which a current Trustee would have been entitled had he or she retired immediately prior to such termination or amendment.

     For additional information about your fund, including further information about its Trustees and officers, please see "Fund Information," on page 37.

2. APPROVAL OR DISAPPROVAL OF THE CONVERSION OF YOUR FUND FROM CLOSED-END TO OPEN-END STATUS AND CERTAIN RELATED AMENDMENTS TO YOUR FUND'S AGREEMENT AND DECLARATION OF TRUST


>    What is being considered under this item?

     Shareholders will have the opportunity to vote at the meeting on the question of whether your fund should be converted from a closed-end fund to an open-end fund. The Trustees, as discussed in more detail below, unanimously recommend that shareholders vote against converting your fund to an open-end fund. This recommendation is based on the Trustees' view that, as a closed-end fund, your fund is afforded significant investment advantages.

     If approved, the conversion would result in the "delisting" of your fund's shares from the New York Stock Exchange where they currently may be bought or sold at prevailing market prices. Your shares would then become redeemable directly from your fund at net asset value, eliminating any discount of market price to net asset value. Other differences between closed-end and open-end investment companies are described below.

     A conversion from closed-end to open-end status would also require a number of changes in the Agreement and Declaration of Trust (the "Declaration of Trust") under which your fund was established. Accordingly, approval of this proposal would also authorize your fund's Trustees to make such amendments as they may deem necessary to operate your fund in open-end form if this proposal is approved. These changes are described in greater detail below.

The Proposals


>    Why is this question being submitted to shareholders now?


     Your fund's governing legal documents require that shareholders of your fund be given the opportunity to vote on a proposal to convert your fund from closed-end to open-end status if the fund's shares have traded at an average discount of more than 10% from their net asset value during the last twelve calendar weeks of the preceding fiscal year (measured as of the last trading day in each such week). For the twelve-week period ended July 31, 2000, your fund's shares traded at an average discount of 14.76%, requiring that this proposal be submitted to shareholders. A similar vote was held at the July 11, 1996 and July 10, 1997 annual meetings of shareholders. At those meetings shareholders voted to retain closed-end status as follows:



July 11, 1996 Annual Meeting                 July 10, 1997 Annual Meeting
Percentage of Shares Voted                   Percentage of Shares Voted
-------------------------------------------------------------------------------
For Open-ending                    19.41%    For Open-ending             20.44%
Against Open-ending                73.93%    Against Open-ending         71.48%
Abstain                             6.66%    Abstain                      8.08%
-------------------------------------------------------------------------------

>    What is the recommendation of the Trustees?

     The Trustees regularly review the overall performance and trading information for your fund and all of the Putnam closed-end funds. At meetings held in February and March of this year, the Trustees of your fund carefully evaluated the fund's investment performance, the trading history of its shares since its inception in February 1988, and information about the possible advantages and disadvantages of converting to an open-end fund. For the reasons described below, the Trustees of your fund have unanimously concluded that the conversion of your fund to open-end status would not be in the best long-term interests of shareholders. Accordingly, the Trustees of your fund unanimously recommend that shareholders vote "AGAINST" this proposal.

>    Why are the Trustees recommending a vote against a conversion?

     The Trustees of your fund are recommending a vote against converting your fund to open-end status for the following reasons:

     o The Trustees believe that your fund's closed-end status provides investment benefits not available to open-end fund investors. Because your fund's shares are not redeemable, your fund is not required to maintain short-term, lower-yielding investments in anticipation of possible redemptions, but can be fully invested in higher-yielding securities in pursuit of the fund's investment objective.

     o Furthermore, as a closed-end fund, your fund does not experience the cash flows associated with sales and redemptions of open-end fund shares. As a result, your fund's portfolio manager does not have to invest additional cash from new sales at times when market conditions are unfavorable or sell securities to meet redemptions at inopportune times.

     o The Trustees believe that your fund's operating expenses are likely to increase if it is converted to open-end status. As an open-end fund, your fund would be required, as a practical matter, to make a continuous public offering of its shares in order to offset redemptions and maintain the economies of scale available at its current size. The Trustees expect that in order to market your fund's shares effectively and to conform generally to sales practices of competing dealer-sold funds, following a conversion to open-end status, the Trustees would likely recommend that shareholders approve the adoption of a distribution plan under Rule 12b-1. Such a plan would permit your fund to pay annual distribution fees of up to 0.35% of your fund's net assets. If such a distribution plan were approved, the Trustees would expect to authorize the payment of distribution fees at the annual rate of 0.25% of net assets, as is the case with similar open-end Putnam funds. In addition, all shareholders would bear the brokerage and other transactional costs associated with purchases and sales of securities by your fund in response to the sale or redemption of shares if your fund were converted to open-end status (except to the extent that the Trustees decide to impose a temporary redemption fee, as described below).

     o It is possible that redemptions by shareholders would cause your fund to shrink following conversion to open-end status, resulting in an increased expense ratio for remaining shareholders. However, open-end funds, which continually offer new shares to the public, also have the ability to increase in size. Growth in your fund's size could result in efficiencies and spread fixed costs over a larger pool of assets. Putnam Management has advised the Trustees that it is likely that your fund would experience significant net redemptions following any conversion, thereby shrinking in size. Depending on the size of future redemptions or sales, increased expense ratios could result for either temporary or indefinite periods.

     o The need to sell securities to meet redemptions may have adverse tax consequences to shareholders remaining in your fund. If your fund sells securities to meet redemptions and realizes a gain for tax purposes, in order to eliminate fund-level tax, your fund may make distributions and distribute the tax gain to all remaining shareholders.

     o In light of the potential loss of the advantages of closed-end status and the increase of expenses that would likely follow, conversion could result in a lower yield for the shareholders. This result is inconsistent with the fund's investment objective of seeking high current income.

     o The Trustees believe that most shareholders of your fund purchased their shares with a long-term investment perspective that recognizes the special advantages of the closed-end structure as well as the disadvantages of potential discounts. Consequently, the Trustees do not believe that recent discount levels should be viewed as grounds for depriving shareholders of the advantages of the closed-end structure.


>    Are there any advantages to converting the fund to open-end status?


     Yes. The Trustees have weighed the advantages of a closed-end structure against the advantages to shareholders that would come with converting the fund to open-end status. By converting to an open-end fund, your fund would immediately offer you the ability to redeem your shares at their net asset value less any redemption fee that the Trustees may impose. As of March 23, 2001, the price of your shares in the fund represented a discount of 3.16% to their net asset value. This means that if you sold shares on March 23, 2001 you would have received only 96.84% of your pro rata share of your fund's assets. If the fund were converted, you would be able to receive 100% of your pro rata share less any redemption fee imposed by the Trustees. This would represent a one-time increase in the value of your shares.


     The Trustees have also considered the potential decrease in expense ratio that would arise if your fund grows in size as a result of net sales of new shares. As an open-end fund your fund would constantly be offering new shares to the public. If more new shares are sold than redeemed, the fund could grow in size, resulting in a lower effective management fee and a lower expense ratio. As stated above, Putnam Management has advised the Trustees that Putnam Management does not expect that the fund would grow in size following a conversion to open-end status.

     After considering the reasons set forth above, the Trustees do not believe that the current discount justifies the fundamental changes that would result from a conversion to open-end status. The Trustees unanimously recommend that shareholders vote against this proposal.

>    How has your fund performed?

     The following table summarizes the annualized total return of your fund for the periods shown based on the net asset value and the market value of its shares:

     Total Return (Annualized) Through February 28, 2001



                    1 year       3 years     5 years     10 years
------------------------------------------------------------------
Net Asset Value       4.63%       1.91%       5.20%       8.31%
Market Value         22.36%       0.80%       5.85%       8.09%
------------------------------------------------------------------


     Of course, relative performance is also important. In addition to reviewing the fund's overall performance, the Trustees regularly review the fund's performance compared to that of a group of comparable funds.


     To compare the funds, the Trustees use a formula to assign each fund a value that is based 40% on the fund's twelve-month dividend yield, 30% on the fund's cumulative three-year annual total return and 30% on the three-year standard deviation of the fund's annual total returns. Using this formula, as of February 28, 2001, your fund was ranked in the 47th percentile among funds in its peer group (with 1% representing the highest relative performance and 100% representing the lowest). Past performance is no guarantee of future performance.



>    What are the principal differences between a closed-end and open-end fund?

     In evaluating this proposal, shareholders may wish to consider the following differences between closed-end and open-end funds:

     o Changes in capital. Closed-end funds raise their capital through an initial public offering and generally do not raise additional capital after that time. Closed-end funds therefore have limited opportunities to gain additional economies of scale through growth of assets. At the same time, because shares of closed-end funds cannot be redeemed, the risk of higher expense ratios resulting from a decline in assets is also limited.

       Open-end funds, in contrast, generally engage in a continuous public offering of their shares, which provides the opportunity for growth of assets and reduced expense ratios. However, because shares of open-end funds are generally redeemable at any time, such funds face the risk of higher expense ratios if significant redemptions are not offset by sales of new shares.

     o Sale of shares. Shares of open-end funds may be redeemed at any time at their net asset value (subject only to the right of the fund to withhold payment for up to seven days or, with the permission of the SEC, to suspend redemptions under emergency conditions). In contrast, shares of closed-end funds are not redeemable and can generally be bought and sold at current market prices only on the exchange on which such funds are listed. Thus, converting your fund from closed-end to open-end status would eliminate the current discount between market price and net asset value. Shareholders who wish to dispose of shares would receive a higher price at net asset value than if shares remained at a discount.

     o Regulatory requirements. Both closed-end and open-end funds are registered with the SEC under the Investment Company Act of 1940 and, with certain differences relating largely to the sale and redemption of shares, are generally subject to the same regulatory requirements of that Act. Your fund's shares are listed for trading on the New York Stock Exchange. That listing would be terminated in the event of a conversion to open-end status. Since open-end funds generally engage in a continuous public offering of their shares they are required to maintain current registrations under federal and state securities laws, which involves additional costs.

     o Annual shareholder meetings. Your fund is currently required by the rules of the New York Stock Exchange to hold annual meetings of shareholders for the purpose of electing Trustees. As noted above, conversion of your fund to open-end status would result in termination of the fund's listing on the New York Stock Exchange with the result that your fund would no longer be required to hold annual meetings. In such event, your fund expects that meetings would be held only on an as-needed basis.

     o Investment flexibility. As noted above, the cash flows associated with sales and redemptions of open-end fund shares, as well as the need to maintain cash reserves in anticipation of possible redemptions, might tend to reduce the investment flexibility of open-end funds.

     o Shareholder privileges. Shareholders of your fund currently have the option of participating in the fund's Dividend Reinvestment Plan, under which cash distributions paid by your fund are generally reinvested through the purchase of additional fund shares at market prices, which currently reflect a discount from net asset value. (At times when your fund's shares are trading at a premium over their net asset value, such reinvestments are made at the higher of net asset value or 95% of market value.) If the fund were to convert to open-end status, shareholders would no longer be able to reinvest dividends at a price below net asset value per share. Shareholders of open-end Putnam funds have the option to reinvest their distributions in additional shares at net asset value at all times.


       Shareholders of open-end funds in the Putnam family of funds currently have the privilege of exchanging their investment at net asset value and without sales charges for shares of more than 80 open-end funds in the Putnam group. Shareholders of your fund currently do not have that privilege.

> What other possible consequences might result from conversion of your fund to open-end status?

     In addition to those matters described above, you should consider the following possible consequences of conversion of your fund to open-end status:

     o Certain legal, accounting and other costs would be incurred in connection with the conversion of your fund to open-end status. Although it is difficult to estimate these costs with precision, these costs are estimated to be at least $100,000. Based on your fund's current size it is not anticipated that these costs would materially increase your fund's expense ratio.

     o The Trustees reserve the right to impose a temporary redemption fee of up to 2.00% of the value of shares redeemed for a period of up to one year following the fund's conversion to an open-end investment company. The Trustees may impose this fee if they believe that immediately following a conversion to open-end status there would likely be significant redemptions of shares that would disrupt long-term portfolio management of the fund and dilute the interests of the remaining shareholders. Imposition of a redemption fee may deter certain redemptions and would compensate remaining long-term shareholders for the costs of the liquidation of a significant percentage of the fund's portfolio.

       The fund will notify shareholders in writing prior to the imposition of any temporary redemption fee.


> What changes would be made in your fund's Declaration of Trust if shareholders vote to convert the fund to open-end status?

     Conversion of your fund from a closed-end to an open-end fund would require certain changes to your fund's Declaration of Trust and, therefore, a vote in favor of such conversion would also authorize the Trustees to amend your fund's Declaration of Trust to reflect such changes. These changes would bring your fund's Declaration of Trust more in line with most other Putnam open-end funds.

     The Declaration of Trust would be amended to require your fund to purchase all shares offered to it for redemption at a price equal to the net asset value of the shares next determined, less any redemption charge fixed by the Trustees. In addition, the fund would be authorized, at its option, to redeem shares held in a shareholder's account at net asset value if at any time a shareholder owned shares in an amount either less than or greater than, as the case may be, an amount determined by the Trustees. Notwithstanding this provision, all shares would be redeemable at a shareholder's option.

     The Declaration of Trust would also be amended to eliminate certain provisions that relate specifically to the fund's closed-end status, such as the conversion provision that has necessitated this proposal.

     Finally, the Trustees would also make certain necessary technical and non-material changes to the Declaration of Trust and conforming changes to your fund's Bylaws if the shareholders vote in favor of the conversion.


> What percentage of shareholders' votes are required to approve the conversion?

     Approval of the conversion of your fund to open-end status and of the related amendments to your fund's Declaration of Trust will require the "yes" vote of a majority of your fund's outstanding shares entitled to vote.

     If such conversion were approved, the conversion would become effective following compliance with all necessary regulatory requirements under federal and state law. Your fund would seek to complete this process as soon as reasonably practicable, but it is estimated that this process may require at least several months.

> If the conversion is not approved, will the fund continue in its current form?

     Yes. In the event that shareholders do not approve the conversion of your fund to open-end status, your fund would continue to operate as a closed-end fund. Shareholders would be given the opportunity to vote on a proposed conversion to open-end status in future years if your fund's shares again trade at discounts sufficient to meet the requirement of the Declaration of Trust described above.

     The Trustees believe that the continued operation of your fund as a closed-end fund is in the best long-term interests of shareholders, and unanimously recommend a vote against the conversion of your fund to open-end status at this time.

     The Trustees recommend that you vote "AGAINST" Proposal 2.

Further Information About Voting and the Meeting

     Quorum and Methods of Tabulation. A majority of the shares entitled to vote--present in person or represented by proxy--constitutes a quorum for the transaction of business with respect to any proposal at the meeting (unless otherwise noted in the proxy statement), Shares represented by proxies that reflect abstentions and "broker non-votes" (i.e., shares held by brokers or nominees as to which (i) instructions have not been received from the beneficial owners or the persons entitled to vote and (ii) the broker or nominee does not have the discretionary voting power on a particular matter) will be counted as shares that are present and entitled to vote on the matter for purposes of determining the presence of a quorum. Votes cast by proxy or in person at the meeting will be counted by persons appointed by your fund as tellers for the meeting.

     The tellers will count the total number of votes cast "for" approval of a proposal for purposes of determining whether sufficient affirmative votes have been cast. With respect to the election of Trustees and, when applicable, the selection of auditors, neither abstentions nor broker non-votes have any effect on the outcome of the proposal. With respect to any other proposals, abstentions and broker non-votes have the effect of a negative vote on the proposal.

     Other business. The Trustees know of no other business to be brought before the meeting. However, if any other matters properly come before the meeting, it is their intention that proxies that do not contain specific restrictions to the contrary will be voted on such matters in accordance with the judgment of the persons named as proxies in the enclosed form of proxy.

     Simultaneous meetings. The meeting of shareholders of your fund is called to be held at the same time as the meetings of shareholders of certain of the other Putnam funds. It is anticipated that all meetings will be held simultaneously.

     If any shareholder at the meeting objects to the holding of a simultaneous meeting and moves for an adjournment of the meeting to a time promptly after the simultaneous meetings, the persons named as proxies will vote in favor of such adjournment.

     Solicitation of proxies. In addition to soliciting proxies by mail, Trustees of your fund and employees of Putnam Management, Putnam Fiduciary Trust Company, and Putnam Retail Management may solicit proxies in person or by telephone. Your fund may also arrange to have voting instructions recorded by telephone. The telephone voting procedure is designed to authenticate shareholders' identities, to allow them to authorize the voting of their shares in accordance with their instructions and to confirm that their instructions have been properly recorded. Your fund has been advised by counsel that these procedures are consistent with the requirements of applicable law. If these procedures were subject to a successful legal challenge, such votes would not be counted at the meeting. Your fund is unaware of any such challenge at this time. Shareholders would be called at the phone number Putnam Investments has in its records for their accounts, and would be asked for their Social Security number or other identifying information. The shareholders would then be given an opportunity to authorize proxies to vote their shares at the meeting in accordance with their instructions. To ensure that the shareholders' instructions have been recorded correctly, they will also receive a confirmation of their instructions in the mail. A special toll-free number will be available in case the information contained in the confirmation is incorrect.

     Shareholders may have the opportunity to submit their voting instructions via the Internet by utilizing a program provided by a third party vendor hired by Putnam Management. The giving of such a proxy will not affect your right to vote in person should you decide to attend the meeting. To vote via the Internet, you will need the 14-digit "control" number that appears on your proxy card. To use the Internet, please access the Internet address found on your proxy card on the World Wide Web. The Internet voting procedures are designed to authenticate shareholder identities, to allow shareholders to give their voting instructions, and to confirm that shareholders' instructions have been recorded properly. Shareholders voting via the Internet should understand that there may be costs associated with Internet access, such as usage charges from Internet access providers and telephone companies, that must be borne by the shareholders.

     Your fund's Trustees have adopted a general policy of maintaining confidentiality in the voting of proxies. Consistent with this policy, your fund may solicit proxies from shareholders who have not voted their shares or who have abstained from voting.

     Persons holding shares as nominees will upon request be reimbursed for their reasonable expenses in soliciting instructions from their principals. Your fund has retained at its expense D.F. King & Co. Inc., 77 Water Street, New York, NY 10005, to aid in the solicitation of instructions for registered and nominee accounts, for a fee not to exceed $2,500 plus reasonable out-of-pocket expenses for mailing and phone costs. The expenses of the preparation of proxy statements and related materials, including printing and delivery costs, are borne by your fund.


     Revocation of proxies. Proxies, including proxies given by telephone or over the Internet, may be revoked at any time before they are voted either
     (i) by a written revocation received by the Clerk of your fund, (ii) by properly executing a later-dated proxy, (iii) by recording later-dated voting instructions via the Internet or (iv) by attending the meeting and voting in person.

     Date for receipt of shareholders' proposals for the next annual meeting. It is currently anticipated that your fund's next annual meeting of shareholders will be held in June 2002. Shareholder proposals to be included in the proxy statement for that meeting must be received by your fund before December 17, 2001. Shareholders who wish to make a proposal at the June 2002 annual meeting--other than one that will be included in the fund's proxy materials--should notify the fund no later than March 2, 2002. The Board Policy and Nominating Committee will also consider nominees recommended by shareholders of the fund to serve as Trustees, provided that shareholders submit their recommendations by the above date. If a shareholder who wishes to present a proposal fails to notify the fund by this date, the proxies solicited for the meeting will have discretionary authority to vote on the shareholder's proposal if it is properly brought before the meeting. If a shareholder makes a timely notification, the proxies may still exercise discretionary voting authority under circumstances consistent with the SEC's proxy rules.

     Shareholders who wish to propose one or more nominees for election as Trustees, or to make a proposal fixing the number of Trustees, at the June 2002 annual meeting must provide written notice to the fund (including all required information) so that such notice is received in good order by the fund no earlier than March 16, 2002 and no later than April 15, 2002.

     Date for receipt of shareholders' proposals for the upcoming annual meeting on June 14, 2001. Shareholders who wish to propose one or more nominees for election as Trustees, or to make a proposal fixing the number of Trustees, at the upcoming June 14, 2001 annual meeting must provide written notice to the fund (including all required information) so that such notice is received in good order by the fund no later than May 2, 2001.

     Adjournment. If sufficient votes in favor of any of the proposals set forth in the Notice of the Meeting are not received by the time scheduled for the meeting, the persons named as proxies may propose adjournments of the meeting for a period or periods of not more than 60 days in the aggregate to permit further solicitation of proxies with respect to those proposals. Any adjournment will require the affirmative vote of a majority of the votes cast on the question in person or by proxy at the session of the meeting to be adjourned. The persons named as proxies will vote in favor of adjournment those proxies that they are entitled to vote in favor of such proposals. They will vote against adjournment those proxies required to be voted against such proposals. Your fund pays the costs of any additional solicitation and of any adjourned session. Any proposals for which sufficient favorable votes have been received by the time of the meeting may be acted upon and considered final regardless of whether the meeting is adjourned to permit additional solicitation with respect to any other proposal.

     Financial information. Your fund's most recent Annual Report dated July 31, 2000 and filed with the Securities and Exchange Commission on September 13, 2000 and its most recent Semi-Annual Report dated January 31, 2001 and filed with the Securities and Exchange Commission on March 21, 2001 are hereby incorporated by reference into this Proxy Statement. Your fund will furnish to you upon request and without charge, a copy of the fund's annual report for its most recent fiscal year, and a copy of its semiannual report for any subsequent semiannual period. Such requests may be directed to Putnam Investor Services, P.O. Box 41203, Providence, RI 02940-1203 or 1-800-225-1581.


Fund Information

     Putnam Investments. Putnam Investment Management, LLC, the fund's investment manager, and its affiliate, Putnam Fiduciary Trust Company, the fund's investor servicing agent and custodian (collectively, the "Putnam companies"), are owned by Putnam Investments, LLC. Putnam Investments, LLC is a wholly-owned subsidiary of Putnam Investments Trust, a holding company that, except for a minority stake owned by employees, is in turn owned by Marsh & McLennan Companies, Inc., a leading professional services firm that includes risk and insurance services, investment management and consulting businesses. The address of Putnam Investments Trust, Putnam Investments, LLC and each of the Putnam companies is One Post Office Square, Boston, Massachusetts 02109. The address of the executive offices of Marsh & McLennan Companies, Inc. is 1166 Avenue of the Americas, New York, New York 10036.

     Limitation of Trustee liability. The Agreement and Declaration of Trust of each fund provides that the fund will indemnify its Trustees and officers against liabilities and expenses incurred in connection with litigation in which they may be involved because of their offices with the fund, except if it is determined in the manner specified in the Agreement and Declaration of Trust that they have not acted in good faith in the reasonable belief that their actions were in the best interests of the fund or that such indemnification would relieve any officer or Trustee of any liability to the fund or its shareholders arising by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of his or her duties. Your fund, at its expense, provides liability insurance for the benefit of its Trustees and officers.

     Independent Auditors. KPMG LLP, 99 High Street, Boston, Massachusetts 02110, independent accountants, has been selected by the Trustees as the independent auditors of your fund for the current fiscal year. The Audit Committee of the Board of Trustees unanimously approved the selection of KPMG LLP in July 1999, and the Trustees unanimously approved such selection in July 1999. Among the country's preeminent accounting firms, this firm also serves as the auditor for various other funds in the Putnam family. It was selected primarily on the basis of its expertise as auditors of investment companies, the quality of its audit services and the competitiveness of its fees. A representative of the independent auditors is expected to be present at the meeting to make statements and to respond to appropriate questions.


     PricewaterhouseCoopers LLP, independent accountants, has previously served as the independent auditors of your fund. The change in audit firms reflects the Trustees' decision to continue their policy of having two audit firms serve the Putnam funds. In the past, the two firms were Price Waterhouse LLP and Coopers & Lybrand LLP. These firms merged in July, 1998. PricewaterhouseCoopers LLP resigned as independent auditors in July 1999. It has issued no report on the financial statements for either of the past two fiscal years containing an adverse opinion or a disclaimer of opinion, or that was qualified as to uncertainty, audit scope or accounting procedure. There were no disagree-ments between PricewaterhouseCoopers LLP and your fund on any matter of accounting principles and practices, financial statement disclosure, or auditing scope or procedure.


     The following table sets forth the aggregate fees billed for professional services rendered by your fund's principal accountants:


                                    Financial Information
                                      Systems Design and
               Audit Fees for           Implementation           All
Audit Fees     All Putnam Funds              Fees            Other Fees
------------   ------------------   ---------------------    -------------
$28,000            $436,000                   $0             $1,117,000

     The fees disclosed in the table above under the caption "Audit Fees" are the aggregate fees billed for professional services rendered for the audit of your fund's annual financial statements for the most recent fiscal year. The fees disclosed under the caption "Audit Fees for All Putnam Funds" are the aggregate fees billed for professional services rendered for the audits of all Putnam funds for which your fund's independent accountants served as auditors for each such fund's most recent fiscal year ending on or before your fund's most recent fiscal year end. The fees disclosed under the captions "Financial Information Systems Design and Implementation Fees" and "All Other Fees" include fees billed for services, if any, rendered for your fund's most recent fiscal year to your fund, to Putnam Management, the fund's investment manager, and to any entity controlling, controlled by or under common control with Putnam Management that provides services to the fund.

     The Audit Committee is responsible for making recommendations to the Trustees as to the selection of your fund's auditors. The Audit Committee has also established a policy, in addition to other practices and requirements relating to the selection of the fund's auditors, that all non-audit services proposed to be performed by your fund's principal accountants for the fund, Putnam Management and certain related parties be considered and approved by the Audit Committee or by an authorized representative of the committee in advance of the provision of such services. This pre-clearance policy calls for the consideration, among other things, of whether the provision of the proposed services would be compatible with maintaining the independence of your fund's principal accountants. The provision of services covered in the table above under "Financial Information Systems Design and Implementation Fees" and "All Other Fees" was approved in accordance with such pre-clearance policy.

     Audit Committee. The members of the Audit Committee of your fund include only Trustees who are not "interested persons" of the fund or Putnam Management. Each member of the Audit Committee is "independent" as defined in Sections 303.01(B)(2)(a) and (3) of the listing standards of the New York Stock Exchange. The Trustees have adopted a written charter for the Audit Committee, a copy of which is attached to this Proxy Statement as Appendix A. The Audit Committee currently consists of Dr. Kennan and Messrs. Estin, Mullin and Stephens (Chairman). During your fund's last fiscal year, the Audit Committee of the Putnam Funds met 6 times.

     The Audit Committee of your fund has submitted the following report:

     The Audit Committee has reviewed and discussed with management of your fund the audited financial statements for the last fiscal year. The Audit Committee has discussed with your fund's independent auditors the matters required to be discussed by Statements on Auditing Standard No. 61 (SAS
     61). SAS 61 requires independent auditors to communicate to the Audit Committee matters including, if applicable: (1) methods used to account for significant unusual transactions; (2) the effect of significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus; (3) the process used by management in formulating particularly sensitive accounting estimates and the basis for the auditor's conclusions regarding the reasonableness of those estimates and (4) disagreements with management over the application of accounting principles and certain other matters. The Audit Committee has received the written disclosures and the letter from your fund's independent accountants required by Independence Standards Board Standard No. 1 (requiring auditors to make written disclosures to and discuss with the Audit Committee various matters relating to the auditor's independence), and has discussed with such accountants the independence of such accountants. Based on the foregoing review and discussions, the Audit Committee recommends to the Trustees that the audited financial statements for the last fiscal year be included in your fund's annual report to shareholders for the last fiscal year.

                                      Hans H. Estin
                                      Elizabeth T. Kennan
                                      John H. Mullin, III
                                      W. Thomas Stephens (Chairman)

     Board Policy and Nominating Committee. The Board Policy and Nominating Committee consists only of Trustees who are not "interested persons" of your fund or Putnam Management. The Board Policy and Nominating Committee currently consists of Dr. Kennan (Chairperson), Messrs. Hill, Patterson and Thorndike. During the fund's last fiscal year, the Board Policy and Nominating Committee met 5 times.

     Officers and other information. All of the officers of your fund are employees of Putnam Management or its affiliates. Because of their positions with Putnam Management or its affiliates or their ownership of stock of Marsh & McLennan Companies, Inc., the parent corporation of Putnam Investments Trust and indirectly of Putnam Investments, LLC, Putnam Management and Putnam Fiduciary Trust Company. Messrs. Putnam, III, Lasser and Smith (nominees for Trustees of your fund), as well as the officers of your fund, will benefit from the management fees, custodian fees, and investor servicing fees paid or allowed by the fund. In addition to George Putnam III and Lawrence J. Lasser, the officers of your fund are as follows:

                             Year first
                             elected to
Name (age)                   office      Business experience during past 5 years
------------------------------------------------------------------------------------
Charles E. Porter (62)          1989     Managing Director, Putnam Investments,
 Executive Vice President;               LLC and Putnam Management
 Treasurer & Principal
 Financial Officer
Patricia C. Flaherty (53)       1993     Senior Vice President, Putnam Investments,
 Senior Vice President                   LLC and Putnam Management
Michael T. Healy (43)           2000     Managing Director, Putnam Investor
 Assistant Treasurer &                   Services and Putnam Investments
 Principal Accounting
 Officer
Gordon H. Silver (53)           1990     Senior Managing Director, Putnam
 Vice President                          Investments, LLC and Putnam
                                         Management
Ian C. Ferguson (43)            1997     Senior Managing Director, Putnam
 Vice President                          Investments, LLC and Putnam
                                         Management
Brett C. Browchuk (38)          1998     Managing Director, Putnam Management
 Vice President
Stephen Oristaglio (45)         1998     Senior Managing Director, Putnam
 Vice President                          Management. Prior to July, 1998, Mr.
                                         Oristaglio was a Managing Director at
                                         Swiss Bank Corp.
Kevin Cronin (40)               2000     Managing Director, Putnam Management.
 Vice President                          Prior to February 1997, Mr. Cronin was a
                                         Vice President and Fund Manager at MFS
                                         Investment Management.
David Waldman* (34)             1998     Managing Director, Putnam Management.
 Vice President                          Prior to June 1997, Mr. Waldman was a
                                         Portfolio Manager at Lazard Freres.
Richard A. Monaghan** (46)      1999     Managing Director, Putnam Investments,
 Vice President                          LLC, Putnam Management and Putnam
                                         Retail Management, L.P.
Richard G. Leibovitch (36)      2000     Managing Director, Putnam Management.
 Vice President                          Prior to February 1999, J.P. Morgan
John R. Verani (61)             1987     Senior Vice President, Putnam Investments,
 Vice President                          LLC and Putnam Management

--------------------------------------------------------------------------------

 *One of the fund's portfolio managers.
**President of Putnam Retail Management, L.P.

Assets and shares outstanding of your fund as of February 28, 2001
-------------------------------------------------------------------------------
Net assets:                                                 $987,641,636

Common shares outstanding:                               140,989,259.187 shares

5% beneficial ownership of your fund as of February 28, 2001: None
-------------------------------------------------------------------------------

                                                                      Appendix A

                                THE PUTNAM FUNDS
                            AUDIT COMMITTEE CHARTER


Mission. The primary mission of the Audit Committee is to oversee matters relating to the preparation of the Funds' financial statements. The Committee will discharge this responsibility through oversight of management, the Funds' independent auditors and industry developments. The Committee and the Trustees shall have ultimate authority and responsibility, subject to the rights of shareholders where applicable, to select, evaluate and replace the Funds' independent auditors.

Composition. The Committee will be comprised exclusively of Independent Trustees. The Committee shall have at least three members, who shall collectively satisfy the independence and expertise requirements of each exchange on which shares of one or more Putnam Funds are traded.

Assistance. The Committee may seek the assistance of Fund Administration staff, the Funds' independent auditors and counsel, management and other parties as it may deem appropriate.

Role of Independent Auditors. The Funds' independent auditors are ultimately accountable to the Trustees and the Committee.

Specific Duties of Committee. The duties of the Committee include:

                          Independent Auditor Matters

^ Recommending the selection of independent auditors and evaluating their performance

^    Recommending fees for independent auditors

^    Reviewing regular reports of independent auditors

^    Reviewing auditor independence

^ Reviewing and approving the scope of any special projects to be undertaken by independent auditors

^ Reviewing relationship of independent auditors with Funds and management, including activities outside Fund audits

^    Considering any weaknesses or deficiencies noted by independent auditors

^    Overseeing internal control reviews performed by independent auditors

In performing their duties, the Committee shall be responsible for ensuring that the independent auditors submit on a periodic basis to the Committee a formal written statement delineating all relationships between the independent auditors and the Funds and that the Committee is responsible for actively engaging in a dialogue with the independent auditors with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent auditors and for recommending that the Trustees take appropriate action in response to the independent auditors' report to satisfy themselves of the independent auditors' independence.

                                General Matters


^    Reviewing scope and adequacy of audits

^    Reviewing significant changes in tax and accounting policies

^    Reviewing nature of accounting and tax policies

^    Reviewing special matters impacting accounting issues


                                 Other Matters

^    Reviewing quality of internal accounting function

^    Reviewing regular reports of internal auditors and management

^ Reviewing matters relating to the Funds' Code of Ethics and Putnam Investments' Code of Ethics

^ Reassessing annually the adequacy of this Charter and recommend any proposed changes to the full Board of Trustees

^    Reviewing compliance matters

PUTNAM INVESTMENTS

       The Putnam Funds
       One Post Office Square
       Boston, Massachusetts 02109
       Tol-free 1-800-225-1581



                                                                      68788 4/01

P U T N A M I N V E S T M E N T S                            [Graphic of scales]


FOR YOUR CONVENIENCE YOU MAY RECORD YOUR VOTING INSTRUCTIONS VIA THE INTERNET OR BY RETURNING THIS PROXY CARD BY MAIL

Your vote is very important. If you choose to record your voting instructions via the Internet, visit the website at https://vote.proxy-direct.com. Please refer to the instructions below. Your voting instructions will be immediately confirmed and posted.

To record your voting instructions on the Internet

1.       Read the proxy statement.
2.       Go to https://vote.proxy-direct.com
3.       Enter the 14-digit control number printed on your proxy card.
                                               CONTROL NUMBER: 999 9999 9999 999
4.       Follow the instructions on the site.

If you vote on the Internet, there is no need to return your proxy card.



                                     PLEASE DETACH AT PERFORATION BEFORE MAILING

                            This is your PROXY CARD

To vote by mail, please vote this proxy, sign it below, and return it promptly in the envelope provided. Your vote is important.

                                     PLEASE DETACH AT PERFORATION BEFORE MAILING



Proxy for a meeting of shareholders to be held on June 14, 2001 for Putnam Premier Income Trust.

This proxy is solicited on behalf of the Trustees of the fund.

The undersigned shareholder hereby appoints John A. Hill, Hans H. Estin and Robert E. Patterson, and each of them, separately, Proxies, with power of substitution, and hereby authorizes them to represent such shareholder and to vote, as designated below, at the meeting of shareholders of Putnam Premier Income Trust on June 14, 2001, at 2:00 p.m., Boston time, and at any adjournments thereof, all of the shares of the fund that the undersigned shareholder would be entitled to vote if personally present.

                                     PLEASE BE SURE TO SIGN AND DATE THIS PROXY.

Please sign your name exactly as it appears on this card. If you are a joint owner, each owner should sign. When signing as executor, administrator, attorney, trustee, or guardian, or as custodian for a minor, please give your full title as such. If you are signing for a corporation, please sign the full corporate name and indicate the signer's office. If you are a partner, sign in the partnership name.

                               -------------------------------------------------
                               Shareholder sign here               Date

                               -------------------------------------------------
                               Co-owner sign here                  Date
                                                                     11435 - PPI

PUTNAM ACCOUNT NUMBER:
HAS YOUR ADDRESS CHANGED?
Please use this form to notify us of any change in address or telephone number or to provide us with your comments. Detach this form from the proxy card and return it with your signed proxy in the enclosed envelope.

Name
--------------------------------------------------------------------------------

Street
--------------------------------------------------------------------------------

City                                                 State          Zip
--------------------------------------------------------------------------------

Telephone
--------------------------------------------------------------------------------


DO YOU HAVE ANY COMMENTS?

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                     PLEASE DETACH AT PERFORATION BEFORE MAILING

DEAR SHAREHOLDER:

Your vote is important. Please help us to eliminate the expense of follow-up mailings by signing and returning this proxy card or by recording your voting instructions via the Internet as soon as possible. A postage-paid envelope is enclosed for your convenience.

THANK YOU!

                                     PLEASE DETACH AT PERFORATION BEFORE MAILING



If you complete and sign the proxy, we'll vote exactly as you tell us. If you simply sign the proxy, or fail to provide your voting instructions on a proposal, the Proxies will vote FOR fixing the number of Trustees and electing all of the nominees for Trustees as set forth in Proposal 1 and AGAINST Proposal
2. In their discretion, the Proxies will also be authorized to vote upon such other matters that may properly come before the meeting.


THE TRUSTEES RECOMMEND A VOTE FOR FIXING THE NUMBER OF TRUSTEES AND ELECTING ALL OF THE NOMINEES FOR TRUSTEES:

Please vote by filling in the appropriate boxes below.

1.    Proposal to fix the number of Trustees and elect all nominees.

      The nominees for Trustees are: J.A. Baxter, John A. Hill, R.J. Jackson, P.L. Joskow, E.T. Kennan, L.J. Lasser, J.H. Mullin, III, R.E. Patterson,
      G. Putnam, III, A.J.C. Smith, W.T. Stephens and W.N. Thorndike.

/ / FOR fixing the number of Trustees as proposed and electing all the nominees (except as marked to the contrary below)

/ /   WITHHOLD authority to vote for all nominees

      To withhold authority to vote for one or more of the nominees, write the name(s) of the nominee(s) below:

      --------------------------------------

THE TRUSTEES RECOMMEND A VOTE AGAINST PROPOSAL 2:

                                                            FOR             AGAINST              ABSTAIN
2.           Proposal to convert                            /  /            /  /                 /  /
             your fund from closed-end to
             open-end status and authorize
             certain related amendments to the
             Agreement and Declaration of Trust.

Note: If you have questions on any of the proposals, please call 1-800-225-1581.
                                                                       11435-PPI